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                                                                    EXHIBIT 99.2


                              EXPRESS SCRIPTS, INC.

                                OFFER TO EXCHANGE

                      9 5/8% SERIES B SENIOR NOTES DUE 2009
                       FOR ANY AND ALL OF THE OUTSTANDING
                      9 5/8% SERIES A SENIOR NOTES DUE 2009


                                                                       , 1999

TO SECURITIES DEALERS, COMMERCIAL BANKS,
TRUST COMPANIES AND OTHER NOMINEES:

         Express Scripts, Inc. (the "Issuer"), and Diversified Pharmaceutical Services, Inc. ("DPS"), ESI/VRx Sales Development Co. ("ESI/VRx"), Express Scripts Vision Corporation ("Vision"), IVTx, Inc. ("IVTx"), Managed Prescription Network, Inc. ("MPN"), MHI, Inc. ("MHI"), Value Health, Inc. ("VHI"), ValueRx, Inc. ("ValueRx"), ValueRx Pharmacy Program, Inc. ("ValueRx Pharmacy"), YourPharmacy.com, Inc. ("YourPharmacy"), and Health Care Services, Inc. ("HCS," and together with DPS, ESI/VRx, Vision, IVTx, MPN, MHI, VHI, ValueRx, ValueRx Pharmacy, and YourPharmacy, the "Guarantors," and each a "Guarantor"), are offering (the "Exchange Offer") to exchange $1,000 in principal amount of the Issuer's 9 5/8% Series B Senior Notes due 2009, guaranteed by the Guarantors (the "Exchange Notes"), for each $1,000 in principal amount of outstanding 9 5/8% Series A Senior Notes due 2009, guaranteed by the Guarantors (the "Outstanding Notes"). The terms of the Exchange Notes are identical in all material respects (including principal amount, interest rate and maturity) to the terms of the Outstanding Notes for which they may be exchanged pursuant to the Exchange Offer, except that the Exchange Notes are freely transferable by holders thereof, upon the terms and subject to the conditions of the enclosed Prospectus, dated [ ], 1999 (as the same may be amended or supplemented from time to time, the "Prospectus"), and the enclosed Letter of Transmittal (the "Letter of Transmittal"). The Outstanding Notes are unconditionally guaranteed (The "Old Guarantees") by the Guarantors, and the Exchange Notes will be unconditionally guaranteed (the "New Guarantees") by the Guarantors. Upon the terms and subject to the conditions set forth in the Prospectus and the Letter of Transmittal, the Guarantors offer to issue the New Guarantees with respect to all Exchange Notes issued in the Exchange Offer in exchange for the outstanding Old Guarantees of the Outstanding Notes for which such Exchange Notes are issued in exchange. Throughout this letter, unless the context otherwise requires and whether so expressed or not, references to the "Exchange Offer" include the Guarantor's offer to exchange the New Guarantees for the Old Guarantees, references to the "Exchange Notes" include the related New Guarantees and references to the "Outstanding Notes" include the related Old Guarantees. The Issuer will accept for exchange any and all Outstanding Notes properly tendered according to the terms of the Prospectus and the Letter of Transmittal. Consummation of the Exchange Offer is subject to certain conditions described in the Prospectus.

                  WE ARE ASKING YOU TO CONTACT YOUR CLIENTS FOR WHOM YOU HOLD OUTSTANDING NOTES REGISTERED IN YOUR NAME OR IN THE NAME OF YOUR NOMINEE OR WHO HOLD OUTSTANDING NOTES REGISTERED IN THEIR OWN NAMES.

                  The Issuer will not pay any fees or commissions to any broker or dealer or other person for soliciting tenders of Outstanding Notes pursuant to the Exchange Offer. You will, however, be reimbursed by the Issuer for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. The Issuer will pay all transfer taxes, if any, applicable to the tender of Outstanding Notes to it or its order, except as otherwise provided in the Prospectus and the Letter of Transmittal.
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                  Enclosed are copies of the following documents:

                  1. A form of letter which you may send, as a cover letter to accompany the Prospectus and related materials, to your clients for whose accounts you hold Outstanding Notes registered in your name or the name of your nominee, with space provided for obtaining the clients' instructions with regard to the Exchange Offer.

                  2.       The Prospectus.

                  3. The Letter of Transmittal for your use in connection with the tender of Outstanding Notes and for the information of your clients.

                  4.       A form of Notice of Guaranteed Delivery.

                  5. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.

         Your prompt action is requested. The Exchange Offer will expire at 5:00
P.M., New York City time, on [    ], unless the Exchange Offer is extended by
the Issuer. The time at which the Exchange Offer expires is referred to as the "Expiration Date." Tendered Outstanding Notes may be withdrawn, subject to the procedures described in the Prospectus, at any time prior to 5:00 P.M. on the Expiration Date.

                  To participate in the Exchange Offer, certificates for Outstanding Notes, or a timely confirmation of a book-entry transfer of such Outstanding Notes into the Exchange Agent's account at the Depository Trust Company, together with a duly executed and properly completed Letter of Transmittal or facsimile thereof, with any required signature guarantees, and any other required documents, must be received by the Exchange Agent by the Expiration Date as indicated in the Letter of Transmittal and the Prospectus.

                  If holders of the Outstanding Notes wish to tender, but it is impracticable for them to forward their Outstanding Notes prior to the Expiration Date or to comply with the book-entry transfer procedures on a timely basis, a tender may be effected by following the guaranteed delivery procedures described in the Prospectus under "The Exchange Offer - Guaranteed Delivery Procedures" and the Letter of Transmittal.

         Additional copies of the enclosed material may be obtained from the Exchange Agent, Bankers Trust Company, by calling BT Services Tennessee, Inc. at (800) 735-7777.

                                                   Very truly yours,


                                                   Express Scripts, Inc.



                  NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF THE ISSUER OR THE EXCHANGE AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS ON BEHALF OF EITHER OF THEM WITH RESPECT TO THE EXCHANGE OFFER, EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE PROSPECTUS AND THE LETTER OF TRANSMITTAL.